Exhibit 10.6
EXECUTION VERSION
Bank of America, N.A.
Bank of America Tower at One Bryant Park
New York, NY 10036
          March 24, 2009

To:	Newell Rubbermaid Inc.
Three Glenlake Parkway
Atlanta, Georgia 30328
	Attention:	Treasurer
	Telephone No.:	(770) 418-7000
	Facsimile No.:	(770) 677-8705
Re: Call Option Confirmation and Warrant Confirmation
     Newell Rubbermaid Inc. (“Company”) and Bank of America, N.A. (“Dealer”) concurrently herewith are entering into a call option transaction (the “Call Option Transaction”) to purchase from Dealer a number of options exercisable into Shares pursuant to a letter agreement dated as of the date hereof (the “Call Option Confirmation”) and a warrant transaction (the “Warrant Transaction”, together with the Call Option Transaction, the “Transactions”) to sell to Dealer a number of options exercisable into Shares pursuant to a letter agreement dated as of the date hereof (the “Warrant Confirmation”, together with the Call Option Confirmation, the “Confirmations”).
     This letter agreement (the “Letter Agreement”) hereby confirms the agreement between Dealer and Company as follows:
     1. Terms Used but Not Defined Herein. Capitalized terms used herein without definition shall have the meanings assigned to them in the Call Option Confirmation or the Warrant Confirmation, as applicable.
     2. Representations and Warranties of Company. Company represents and warrants to Dealer that it is not entering into this Letter Agreement (i) on the basis of, and it is not aware of, any material non-public information with respect to itself or the Shares (ii) in anticipation of, in connection with, or to facilitate, a distribution of its securities (other than the Convertible Notes), a self tender offer for equity securities or a third-party tender offer or (iii) to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares).
     3. Amendment. If the Underwriters (the “Underwriters”) party to the Underwriting Agreement (the “Underwriting Agreement”) dated as of the date hereof among Company, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc., as representatives of the Underwriters party thereto, exercise their option to purchase additional Convertible Notes (the “Additional Convertible Notes”), then on the closing date for the purchase and sale of the Additional Convertible Notes, (i) the Number of Options will be automatically increased by additional Options (the “Additional Options”) equal to the number of Additional Convertible Notes in denominations of USD 1,000 principal amount issued pursuant to such exercise; (ii) an additional premium equal to the product of the Additional Options and USD 200.00 shall be paid by Company to Dealer; (iii) the Number of Warrants will be automatically increased by additional Warrants (the “Additional Warrants”) in proportion to such Additional Convertible Notes; and (iv) an additional premium equal to the product of the Additional Warrants and USD 0.8176 shall be paid by Dealer to the Company.
     4. Early Unwind. In the event the sale of Convertible Notes is not consummated with the Underwriters for any reason by the close of business in New York on March 30, 2009 (or such later date as agreed upon by the parties) (March 30, 2009 or such later date, the “Closing Date”) or, with respect to any Additional Convertible Notes, on the Subsequent Closing Date as defined in the Underwriting Agreement (the

“Subsequent Closing Date” and the Closing Date or the Subsequent Closing Date, as applicable, the “Early Unwind Date”), the Transactions (or, with respect to any Additional Convertible Notes, the Additional Options and Additional Warrants) shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transactions (or, with respect to any Additional Convertible Notes, the Additional Options and the Additional Warrants) and all of the respective rights and obligations of Dealer and Company under the Transactions, the Additional Options or Additional Warrants, as applicable, shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transactions, the Additional Options or the Additional Warrants, as applicable, either prior to or after the Early Unwind Date; provided that Company shall purchase from Dealer on the Early Unwind Date all Shares purchased by Dealer or one or more of its affiliates in connection with the Transactions, up to a maximum of 3,607,948 Shares, at the then prevailing market price as determined by the Calculation Agent. Dealer and Company represent and acknowledge to the other that, subject to the proviso included in this Section, upon an Early Unwind, all obligations with respect to the Transactions, the Additional Options or the Additional Warrants, as applicable, shall be deemed fully and finally discharged.
     5. Counterparts. This Letter Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all of the signatures thereto and hereto were upon the same instrument.
     6. Governing Law. The provisions of this Letter Agreement shall be governed by the New York law (without reference to choice of law doctrine).

     Company hereby agrees (a) to check this Letter Agreement carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Company, by manually signing this Letter Agreement or this page hereof as evidence of agreement to such terms and immediately returning an executed copy to John Servidio, Bank of America, N.A., Facsimile No. (704) 208-2869.
Very truly yours,

Bank of America, N.A.

By:	/s/ Michael Voris

Authorized Signatory
Name: Michael Voris
Accepted and confirmed
as of the Trade Date:
Newell Rubbermaid Inc.

By:	/s/ Dale L. Metz

Authorized Signatory
Name: Dale L. Metz